Exhibit 99.1

Distribution Notice Payable by July 31, 2025

June 17, 2025

Dear Investor,

On June 13, 2025, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share, payable by July 31, 2025, to shareholders of record as of June 30, 2025.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you (i) previously opted out of the Dividend Reinvestment Plan or (ii) send a letter by June 30, 2025, to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you have elected to receive cash distributions, the distribution amount will be wired by July 31, 2025, to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019